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                                                            Exhibit 11.1

COMPUTATION OF EARNINGS (LOSS) PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                 THREE MONTHS ENDED
                                                     JANUARY 31,
                                              --------------------------
                                              1997            1998
NUMERATOR:
  Net income................................  $  545,815      $  688,706
                                              ----------      ----------

Denominator:
  Denominator for basic earnings per
    share_ weighted-average shares..........   4,000,000       5,150,000
Effect of dilutive securities:
    Employee stock options..................      50,150         539,535
    Warrants................................                      25,373
                                              ----------      ----------
Dilutive potential common shares............      50,150         564,908
  Denominator for diluted earnings
    per share_ adjusted
    weighted-average shares and
    assumed conversions.....................   4,050,150       5,714,908
                                              ----------      ----------
Basic earnings per share....................  $     0.14      $     0.13
                                              ----------      ----------
Diluted earnings per share..................  $     0.13      $     0.12
                                              ----------      ----------
                                              ----------      ----------